AMERICAN GENERAL LIFE INSURANCE COMPANY

GUARANTEED MINIMUM ACCUMULATION BENEFIT RIDER

Notwithstanding any provision in the Contract to the contrary, this Rider is a part of the Contract to which it is attached. Should any provision in this Rider conflict with the Contract, the provisions of this Rider will prevail. The manner in which benefits and values are described in the Contract are not modified by this Rider unless indicated herein.

Subject to the terms and conditions set forth herein, this Guaranteed Minimum Accumulation Benefit Rider provides for a one-time credit to Your Contract Value if certain conditions are met as described in this Rider.

Capitalized terms within this Rider that are not defined in this Rider are defined or otherwise described in the Contract to which this Rider is attached, including any endorsements or other riders attached to such Contract.

This Rider will terminate upon any event referenced below in Termination of this Rider.

TABLE OF CONTENTS

SECTIONS AND DESCRIPTIONS	PAGE(S)

RIDER DATA PAGE	[Page 2]

RIDER DEFINITIONS	[Page 3]

RIDER PROVISIONS	[Page 4]

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RIDER DATA PAGE

RIDER EFFECTIVE DATE:	[July 1, 2021]
PURCHASE PAYMENT RESTRICTION:

While this Rider is attached to the Contract, Subsequent Purchase Payments may be added to Your Contract until the earlier of: 1) the 6th Contract Anniversary; or 2) the Purchase Payment Age Limit shown on the RIDER DATA PAGE of the Return of Purchase Payment Death Benefit Rider.

RIDER FEE:

Quarterly Rider Fee Percentage*: [0.1875%]

*AnnualizedFee of [0.75%/4]

On each Contract Quarter Anniversary during the Specified Guarantee Period, the Rider Fee amount is calculated as the Quarterly Rider Fee Percentage shown above, multiplied by the Net Purchase Payments received as of the Contract Quarter when the Rider Fee is calculated. The resulting Rider Fee amount is deducted from Contract Value beginning on the 1st Contract Quarters following the Rider Effective Date and each Contract Quarter thereafter up to and including the Benefit Date or the date when this Rider is terminated, if earlier than the Benefit Date.

The Rider Fee amount deducted from Contract Value will not exceed the lesser of 1) and 2), where:

1)  Is the Rider Fee amount calculated on that Contract Quarter Anniversary; and

2)  Is the Contract Value as of the same Contract Quarter Anniversary.

If You take a total Withdrawal of Your Contract Value or cancel this Rider before the Benefit Date and before the end of a Contract Quarter, We will assess a pro-rata charge for the Rider Fee. The pro-rata charge is calculated by multiplying the Rider Fee by the number of days between the date when the prior Rider Fee was last deducted and the date of the total Withdrawal or cancellation, divided by the number of days between the prior and the next Contract Quarter Anniversaries. After this final Rider Fee is deducted, You will no longer be charged a Rider Fee.

SPECIFIED GUARANTEE PERIOD:	10 Contract Years starting on the Rider Effective Date
BENEFIT DATE:	[July 1, 2031]
BENEFIT PERCENTAGE:	[10%]
BENEFIT CREDIT ELIGIBILITY:	The one-time Benefit Credit occurs if the Contract Value on the Benefit Date is less than 100% of Net Purchase Payments.
EARLIEST RIDER CANCELLATION DATE:	6th Contract Anniversary

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RIDER DEFINITIONS

For the purposes of this Rider, the following Definitions apply:

NET PURCHASE PAYMENTS

Net Purchase Payments are equal to the sum of all Purchase Payment(s) received, which are subject to the Purchase Payment Restriction shown on the RIDER DATA PAGE, reduced proportionately for each withdrawal by the percentage by which each such withdrawal reduced the Contract Value.

CONTRACT QUARTER

Each consecutive 3-month period starting on the Rider Effective Date.

CONTRACT QUARTER ANNIVERSARY

The date following each consecutive 3-month period starting on the Rider Effective Date. If the next Contract Quarter Anniversary has no corresponding date, the Contract Quarter Anniversary will be deemed to be the following day.

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RIDER PROVISIONS

This Rider provides a guarantee as described herein, which will increase Your Contract Value on a specified date if the Benefit Credit Eligibility is met as shown on the RIDER DATA PAGE.

CALCULATION OF BENEFIT CREDIT

On the Benefit Date or if your Contract Value is reduced to zero as described below in When Contract Value is Reduced to Zero Prior to Benefit Date, the Benefit Credit is calculated and equals the lesser of (a) and (b) where:

(a)	Is equal to Maximum of (Net Purchase Payments - Contract Value) and zero; and

(b)	Is the Benefit Percentage multiplied by Net Purchase Payments.

Any resulting Benefit Credit amount will be added to Your Contract Value.

Any Benefit Credit amount added to the Contract Value is not considered a Purchase Payment and will not be added to the Net Purchase Payment(s).

WHEN CONTRACT VALUE IS REDUCED TO ZERO PRIOR TO THE BENEFIT DATE

If Your Contract Value is reduced to zero before the Benefit Date shown on the RIDER DATA PAGE due to unfavorable investment performance and/or Rider Fees, We will consider this date the Benefit Date and calculate any applicable Benefit Credit as described above.

IMPACT OF DEATH ON THIS RIDER PRIOR TO THE BENEFIT DATE

If before the Benefit Date the Spousal Beneficiary elects to continue the Contract upon Death of the Owner and/or Annuitant before the Annuity Date as described in the Contract to which this Rider is attached, the Spousal Beneficiary may elect one the following options:

1.

Continue the Contract and this Rider as the Continuing Spouse. All other terms and conditions described in this Rider apply to the Spousal Beneficiary who continues the Contract. If the Spousal Beneficiary elects to continue the Contract and the Benefit Credit has been applied, Any Benefit Credit amount added to the Contract Value is not considered a Purchase Payment and will not be added to the Net Purchase Payment(s) for purposes of calculating the Return of Purchase Payment death benefit amount; or

2.	Receive the death benefit amount, which would terminate this Rider; or
3.	Continue the Contract to which this Rider is attached as the Continuing Spouse but without this Rider.

PERIODIC REPORT

At least once during each Contract Year, We will send You a statement of the account activity of this Rider. The statement shall contain information such as the Net Purchase Payments.

CANCELLATION OF THIS RIDER

You may only cancel this Rider as detailed below. If You take a total Withdrawal of Your Contract, which may subject to Withdrawal Charges, this Rider will also be canceled. This Rider may not be re-elected or reinstated after cancellation.

Cancellation Effective Date

You may cancel this Rider prior the Benefit Date by means of a Request From You at any time, and if Your request is received:

1.	Before the Earliest Rider Cancellation Date, as shown on the RIDER DATA PAGE, the cancellation will be effective on the Earliest Rider Cancellation Date; or
2.	On or after the Earliest Rider Cancellation Date, as shown on the RIDER DATE PAGE, the cancellation will be effective on the Business Day on which We receive Your request.

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TERMINATION OF THIS RIDER

This Rider and the Rider Fee will terminate automatically upon any one of the following occurring on or prior to the Benefit Date:

1.

Death of the natural Owner(s) (Annuitant(s) if non-natural ownership) resulting in the termination of the Contract; unless a Spousal Beneficiary elects Spousal Continuation and becomes the new Contract Owner; or

2.	You begin receiving annuity income payments; or
3.	If Your Contract is terminated as described in the Contract under Minimum Contract Value provision; or
4.	A total Withdrawal of the Contract for any reason; or
5.	You elect to cancel this Rider as described above in Cancellation of this Rider; or
6.	The Specified Guarantee Period ends.

Signed for the Company to be effective on the Contract Date.

AMERICAN GENERAL LIFE INSURANCE COMPANY

Julie Cotton Hearne	Kevin T. Hogan
Secretary	President

© American International Group, Inc. All Rights Reserved.

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